INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

Exhibit 4 is:

Amended and Restated Note Purchase Agreement dated January 24, 2003, re: $50,000,000 7.92% Senior Secured Notes due September 1, 2006.

Amended and Restated Rights Agreement dated December 16, 1996, which document is incorporated by reference to Form 8-A/A, Amendment No. 3 filed with the Commission on February 5, 1997.

Industrial Development Revenue Bonds dated April 1, 2001, maturing April 1, 2021.

Industrial Development Revenue Bonds dated May 1, 1996, maturing May 1, 2016.

Note Purchase Agreement dated January 24, 2003, re: $50,000,000 5.36% Senior Secured Notes due November 30, 2009.

The Company agrees to provide to the Securities and Exchange Commission, on request, copies of instruments defining the rights of security holders of long-term debt of the Company.

EXHIBIT 4